EXHIBIT 5.1

[Wilson Sonsini Goodrich & Rosati Letterhead]

September 27, 2018

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, CA 92037

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”) an aggregate of 2,426,424 shares, including 1,213,212 shares issuable upon exercise of outstanding warrants to purchase shares of the Company’s common stock (the “Shares”) offered by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). The Shares may be offered from time to time for resale by certain Selling Stockholders of the Company listed in the prospectus contained in the Registration Statement.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto, (2) the Company’s Articles of Incorporation, as amended to date (the “Certificate”), (3) the Company’s Bylaws (the “Bylaws”), (4) certain resolutions of the Board of Directors of the Company and (5) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; and (e) all Shares will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement.

Based on such examination, we are of the opinion that the Shares (including Shares that may be issued to the holders of the warrants upon the exercise thereof in accordance with the terms of the respective warrants (including the payment of the exercise price specified therein)) have been duly authorized, and will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States (including the statutory provisions and all applicable judicial decisions interpreting those laws).

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI

Professional Corporation